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                                                                  EXHIBIT 99.1

PACIFICARE-Registered Trademark-
HEALTH SYSTEMS




                                        5995 Plaza Drive
                                        Cypress California 90630-5028
                                        Tel 714-952-1121


NEWS RELEASE
- --------------------------------------------------------------------------------
               CONTACT:  David K. Erickson             Ben Singer
                         Investor Relations            Media Relations
                         (714) 229-2636                (714) 229-2825


FOR IMMEDIATE RELEASE


                            PACIFICARE HEALTH SYSTEMS
                    RECEIVES 1997 MEDICARE RATE INCREASES


     CYPRESS, Calif., September 9, 1996 -- PacifiCare Health Systems, Inc. (NASDAQ: PHSYA and PHSYB) announced today that it has received notice from the Health Care Financing Administration that its Secure Horizons Medicare risk programs will receive an overall weighted average premium rate increase of approximately 6.1 percent for the year beginning January 1, 1997. This new rate increase compares to the approximately 5.6 percent overall increase received for the 1996 year.

     The 1997 average rate increase varies by state and other demographic factors. Accordingly, the company will receive increases of approximately 6.3 percent in California, 6.2 percent in Oklahoma, 1.8 percent in Oregon, 7.5 percent in Texas and 4.4 percent in Washington.

     "We are pleased with next year's premium rate increases which will allow us to continue to provide quality, cost-effective health care products and services to the nearly 550,000 seniors who have selected Secure Horizons for their health benefits needs," said Alan Hoops, president and chief executive officer.

     "Secure Horizons is the largest and, for four years, has been one of the fastest-growing Medicare risk programs in the country," Hoops continued. "We attribute this success to having highly satisfied members that have access to comprehensive health care benefits delivered by a broad selection of very capable health care providers.

     "With less than ten percent of the nation's 33 million seniors currently in Medicare risk programs, we are excited about the tremendous opportunity to introduce our Secure Horizons programs to

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                                                 PacifiCare Health Systems -- 2

many more Medicare eligible persons," said Hoops. "Our recently announced plan to acquire FHP International Corporation (NASDAQ: FHPC) will, if consummated, give us access to nine new states, many of which have Medicare risk penetration rates below the national average."

     Medicare risk programs like PacifiCare's Secure Horizons typically provide more benefits and services to seniors than traditional Medicare, with the simplicity of no paperwork. Secure Horizons programs offer its members a full array of health care benefits including unlimited hospitalization, annual physical examinations and other preventive care services for little or no premium. Other benefits frequently offered include vision and hearing examinations, dental care and prescription drug coverage.

     PacifiCare Health Systems is one of the nation's leading managed health care services companies. Primary operations include managed care products for employer groups, and Medicare and Medicaid beneficiaries in California, Florida, Oklahoma, Oregon, Texas and Washington serving approximately two million members. Other specialty managed care operations include Medicare risk management services, pharmacy benefit management, military health care management, coordination of managed care products for multi-region employers, health and life insurance, behavioral health, dental and vision services and health promotion.

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